Exhibit 23.2

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We hereby consent to the incorporation by reference in this Registration Statement on Form S-8 of Dell Technologies Inc. (formerly known as Denali Holding Inc.) (the “Company”) of our report dated February 25, 2016 relating to the financial statements, financial statement schedule and the effectiveness of internal control over financial reporting of EMC Corporation, which appears in EMC Corporation’s Annual Report on Form 10-K for the year ended December 31, 2015, which is incorporated by reference in the Company’s prospectus, dated June 6, 2016, forming part of the Company’s Registration Statement on Form S-4 (Registration No. 333-208524).

/s/ PricewaterhouseCoopers LLP

Boston, Massachusetts

September 6, 2016